Exhibit 99

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31 2016 AND 2015

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Santa Rita Nº1110 Col. Chapalita Oriente, Zapopan Jalisco, México C.P. 45040

Teléfonos: +3647-2715, 3647-2732, 36472752 Facsímile: +3647-2728 E-mail vghlbgdl@vinet.com.mx

HLB Vargas Graf y Cía., S.C. is a member of HLB International. A world-wide organization of accounting firms and business advisers

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

I N D E X

1.-	Independent Auditors’ Report.	3

2.-	Balance Sheet.	4

3.-	Statement of (Loss) Income.	5

4.-	Statements of Changes in Stockholders’ Equity.	6

5.-	Statement of Cash Flow.	7

6.-	Notes to the financial statements.	8

2

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Flexo Universal, S. de R.L de C.V.

We have audited the accompanying balance sheets of Flexo Universal, S de R.L. de C.V. as of December 31 2016 and 2015, and the related statement of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinions.

We draw attention to Note 2 of the financial statements, which describes the basis of accounting. The financial statements are prepared according to Financial Reporting Standards Applicable Mexico (FRS), which is a basis of accounting other than accounting principles generally accepted in the United States of America. Our opinions are not modified with respect to this matter.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flexo Universal, S. de R.L. de C.V., as of December 31 2016 and 2015 and the results of their operations and their cash flows for the years then ended, in conformity with the basis of accounting described above.

HLB Vargas Graf y Cía., S.C

Zapopan, Jalisco, México C. Cp, 45040

C.P.C. Antonio Vargas Aceves

Certified Public Accountant

Partner

March 31, 2017

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Santa Rita Nº1110 Col. Chapalita Oriente, Zapopan Jalisco, México C.P. 45040

Teléfonos: +3647-2715, 3647-2732, 36472752 Facsímile: +3647-2728 E-mail vghlbgdl@vinet.com.mx

HLB Vargas Graf y Cía., S.C. is a member of HLB International. A world-wide organization of accounting firms and business advisers

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

BALANCE SHEET AS OF DECEMBER 31, 2016 AND 2015

( In Mexican pesos )

(Notes 1 & 2)

	2016	2015
CURRENT ASSETS:

Cash and cash equivalents	$2,547,910	$2,372,760
Accounts receivables	50,151,684	46,825,627
Other accounts receivables (Note 3)	7,342,727	3,447,873
Related parties (Note 4)	24,194,424	33,310,804
Inventories (Note 5)	81,369,237	58,107,580
Total current assets	165,605,982	144,064,644

NON CURRENT ASSETS:

Machinery and equipment (Note 6)	5,177,005	6,574,956

Warranty deposits	7,553,011	2,924,296

Other assets	1,427,526	1,535,926
Deferred income tax (Note 14)	370,828	767,395
Other deferred assets (Note 10 )	6,679,583	-
Total non current assets	21,207,953	11,802,573

TOTAL ASSETS	$186,813,935	$155,867,217

CURRENT LIABILITIES

Accounts payable to suppliers, accrued expenses and other accounts payable (Note 7)	$47,588,267	$36,828,608
ISR payable	636,465	633,329
PTU reserve	62,641	62,641
Current portion of long term liabilities to related parties (Note 8)	12,609,416	12,044,282
Total current liabilities	60,896,789	49,568,860

LONG TERM LIABILITIES

Long term liabilities to related parties (Note 8)	969,916	1,119,781

Total long term liabilities	969,916	1,119,781

DEFERRED LIABILITIES
Deferred Sales (Note 10 )	11,781,609	-
TOTAL LIABILITIES	73,648,314	50,688,641

STOCKHOLDERS' EQUITY

Capital stock (Note 11 )	47,410,945	47,410,945
Legal Reserve	3,070,607	2,199,375
Accumulated results	54,697,024	38,143,641
Period's net (loss) profit	7,987,045	17,424,615
TOTAL STOCKHOLDERS' EQUITY	113,165,621	105,178,576

Contingencies (Note 13)	-	-

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUTIY	$186,813,935	$155,867,217

The enclosed notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S. DE R.L. DE C.V.

STATEMENT OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2016 AND 2015

( In Mexican pesos )

	2016	2015

Net sales	$171,958,227	$176,427,298
Cost of products sold	(136,572,984)	(131,777,839)
GROSS PROFIT	35,385,243	44,649,459

Operating expenses
Administration and sales expenses	(21,625,400)	(21,015,704)
Other income, (expenses) - net	(162,252)	217,772
	(21,787,652)	(20,797,932)

OPERATION NET PROFIT	13,597,591	23,851,527

INTEGRAL FINANCING RESULTS
Exchange rate fluctuations - net	2,294,504	1,416,549
interest - net	(1,446,363)	(1,318,662)
	848,141	97,887

PROFIT BEFORE INCOME TAXES AND EPS	14,445,732	23,949,414

Income tax	(6,062,120)	(6,697,612)
Deferred income tax	(396,567)	172,813
	(6,458,687)	(6,524,799)

NET PROFIT	$7,987,045	$17,424,615

The accompanying notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S. DE R.L. DE C.V.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

( In Mexican pesos )

	2016	2015

CAPITAL STOCK

Initial and final period balance	47,410,945	47,410,945

LEGAL RESERVE

Initial period balance	2,199,375	1,393,404
Transfer from accumulated results (Note 12)	871,232	805,971
Final period balance	3,070,607	2,199,375

ACCUMULATED RESULTS

Initial period balance	38,143,641	22,830,186
Transfer from net profit (loss)	17,424,615	16,119,426
Transfer of 5% over profit period 2012, to legal reserve	(871,232)	(805,971)

Final period balance	54,697,024	38,143,641

NET PROFIT (LOSS)

Initial period balance	17,424,615	16,119,426
Transfer to accumulated results	(17,424,615)	(16,119,426)
Net profit	7,987,045	17,424,615
Final period balance	7,987,045	17,424,615

TOTAL	$113,165,621	$105,178,576

The accompanying notes are an integral part of these financial statements

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FLEXO UNIVERSAL, S. DE R.L. DE C.V.

CASH FLOW STATEMENT

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

( In Mexican pesos )

	2016	2015
OPERATING ACTIVITIES:

Net profit	$7,987,045	$17,424,615

Items related with investment activities
Depreciation	1,685,901	1,727,706
Items related with financing activities
Interest	1,446,363	1,318,662
	11,119,309	20,470,983

Trade debtors and other receivables (increase) decrease	1,895,469	(6,019,257)
Inventories increase	(23,261,657)	(8,739,510)
Other assets (increase) decrease	(10,803,331)	(2,578,655)
Assets, Liabilities to related parties increase (decrease)	565,134	(14,773,375)
Suppliers and other liabilities (decrease) increase	10,759,659	18,426,358
Deferred Sales	11,781,609
Taxes paid	3,136	(2,708,944)

Net cash flow from financial activities	2,059,328	4,077,600

INVESTING ACTIVITIES:

Machinery and equipment acquisition (net)	(287,950)	(530,895)

	(287,950)	(530,895)
FINANCING ACTIVITIES:

Long term liabilities to related parties	(149,865)	(1,687,281)
Paid interest	(1,446,363)	(1,318,662)
	(1,596,228)	(3,005,943)
INCREASE IN CASH AND CASH EQUIVALENTS	$175,150	$540,762

Cash and cash equivalents at beginning of year	$2,372,760	$1,831,998
Cash and cash equivalents at end of year	$2,547,910	$2,372,760

The accompanying notes are an integral part of these financial statements

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NOTES TO FINACIAL STATEMENTS

FLEXO UNIVERSAL, S. DE R.L. DE C.V.

As of December 31st, 2016 and 2015

In Mexican pesos.

NOTE 1 – COMPANY DESCRIPTION:

Flexo Universal S. de R.L. de C.V., (FLEXO) was constituted on 2002. Subsidiary of CTI Industries INC, a North American company that owns 99.8269% of its capital stock.

Its main activity is the production of latex and mylar balloons; this operation is performed under the shelter of its parent company that finances its operations.

On August 28, 2015 by unanimous vote of shareholders, Flexo Universal was transformed to a Limited Liability Company with Variable Capital (S de RL de CV).

NOTE 2 – MAIN ACCOUNTING POLICIES

a.	Basis for presentation

The significant accounting policies adopted by the company are in accordance with the Financial Reporting Standards in Mexico (FRS) and Interpretations to the Financial Reporting Standards (IFRS).

Those Standards (FRS), may differ from accounting principles generally accepted in the United States of America (US GAAP). However, under an analysis of similarities, convergences and important differences between the two standards with respect to the operations recorded that generate the financial information of the Company, we can conclude that there are no differences that could lead to material adjustments and alter that information

b.	Estimates and assumptions

The preparation of financial statements in accordance with Mexican financial reporting standards requires the company's management to make certain estimates and provisions that may affect the value of some assets and liabilities at the date of the balance sheet, as well as the value and measurement of revenues, costs and expenses during the reported period. Even if the final result of these estimates and provisions may differ from the calculated, management believes that those were appropriate used to the circumstances.

c.	Monetary unit

Per Mexican laws, Financial Statements are prepared in Mexican pesos ($).

d.	Cash and equivalents

Mainly represented by deposits in bank accounts.

e.	Accounts receivable and estimation for allowance for doubtful accounts

Represent collection right originated from inventory sales. Accounts in foreign currency are valuated at the year closing exchange rate.

Estimates for doubtful collection accounts represent the inherent probable loss of all receivables due to the behaviour of historic tendencies of the accounts receivable. Since 2009 the company has issued a provision to absorb the uncollectible accounts.

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f.	Inventories

Inventories of finished goods, production in process and raw materials, are recorded at its historic acquisition and production cost using the absorbing cost system. The acquisition cost includes all associated expenses to get the inventories ready to be sold. Inventories are valued at the average cost method net from the estimates which does not exceed their realization value.

g.	Machinery and equipment

Fixed Assets acquired from the fusion, were recorded at the historic cost of the absorbed company, adding the difference from the valuation determined by an independent appraiser on 17th, 1996. Fixed assets acquisitions after the fusion are recorded at its acquisition cost.

Acquisition costs include all associated expenses to get the fixed assets ready to be used.

Depreciation is computed by the straight-line method, beginning the year in which assets are used, and according to the following rates:

Rates %
Leasehold improvements	10.00
Molds	20.00
Computer equipment	30.00
Machinery and office equipment	10.00
Tools and medical equipment	35.00
Transport equipment	25.00
Forklift	25.00

h.	Long lived assets evaluation

Impairment of long term assets – As of January 1°, 2004 The C-15 Bulletin “Impairment in the value of long lasting assets and its disposal” became effective. This bulletin requires that companies evaluate the effect of impairment in long lasting assets in use. In opinion of the Company’s management, there are no traces of impairment that could have an effect in the results, in accordance with the Bulletin.

i.	Income tax

The current income tax is determined according to current tax legislation. The deferred income tax is recorded in accordance with the asset and liability method, which compares its accounting and tax values of them. Deferred tax are recognized (assets and liabilities) for future tax consequences attributable to temporary differences between the values reflected in the financial statements of existing assets and liabilities and their respective tax bases, and for tax loss carry forwards and tax credits not used. The assets and liabilities of deferred tax are calculated using the rates established in the law that will be applied to taxable income in years when it is estimated that the temporary differences will reverse. The effect of changes in tax rates on deferred taxes is recognized in the results of the period in which those changes are approved. The deferred tax asset is recorded only when there is a high probability of recovery. As of January 1°, 2008 this FRS was modified. The main changes are:

•	Caused and deferred Employee Profit Sharing (PTU).- This is now considered an ordinary expense based on the benefits to employees. That is the reason why it is now classified in the results statement in other income and expenses.

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•	Cumulative Effect of Income Tax — The previous bulletin stated that this component will be presented separately in equity. The change consists to reclassify this concept to cumulative results.

j.	Liabilities

The Company applies the dispositions of FRS C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”. Bulletin C-9 establishes the valuation, presentation and disclosure, general rules of liabilities provisions, contingent assets and liabilities.

k.	Labor liabilities

As of February 2014, the Company’s management decided to outsource payroll services through the figure "Outsourcing".

l.	Recognition of revenue

Revenue is recognized in the period in which the risks and benefits of inventory are transferred to customers who acquire them, which generally occurs when these inventories are delivered and the corresponding invoice is prepared

m.	Foreign currency operations

Foreign currency operations are accounted at the exchange rate of the day of their occurrence. Assets and liabilities in foreign currency are registered in Mexican pesos at the exchange rate published by the Central Bank (Banco de Mexico) at the date of the financial statements. Exchange rate differences in assets and liabilities in foreign currency are registered in the year’s result.

n.	Leasing

The company classifies as operating leases the operations where the use or possession of the leased assets is granted without assuming the risks or benefits of such assets. These rents are applied to the results in the period of the lease. Variable rents are applied to results as they are accrued.

o.	Income statement

Income statements are classified by its operative activities. According to the company’s opinion; this classification allows evaluating the result of its operations identifying the cost of goods sold and administrative and sales expenses.

p.	Integral Financial Result (RIF)

The RIF includes net accrued interests, exchange rate profit (loss), monetary position gain (loss) and derivate financial instruments profit (loss).

Exchange rate profit (loss) originated by transactions in foreign currency, is the result of exchange rates fluctuations at the date of the operation registry, at the date of realization or at the period end valuation.

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NOTE 3 – OTHER ACCOUNTS RECEIVABLE

As of December 31st, 2016 and 2015, the other accounts receivable are integrated as follows:

	2016	2015

Sundry debtors	$728,913	$191,398
Other Collective taxes	1,067,014	1,196,775
Creditable VAT	5,546,801	2,059,700
	$7,342,728	$3,447,873

NOTE 4 – RELATED PARTIES

Following a summary of the operations with related parties which originate the balances with related parties as of December 31st, 2016 and 2015 is presented:

	2016	2015
Goods Sold:
CTI Industries Corporation	$18,598,078	$25,972,718
CtTI Balloons Limited	11,227,994	5,156,854
CTI Europe BMBH	289,646	-586,533

Inventory Purchases:
CTI Industries Corporation	$8,356,587	$4,526,086

Services
CtTI Balloons Limited	$-	$137,847

Interest paid
CTI Industries Corporation	$268,012	$228,486
CTI Balloons Limited	-	52,816

Accounts receivable and (payable) to related parties are:

	Receivable- (Payable)
	Net balances
	2016	2015
CTI Industries Corporation	$15,801,426	$25,824,968
Pablo Gortazar de Oyarzabal	258	452,902
CTI Balloons Limited	9,588,450	4,071,163
CTI Europe GMBH	353,360	1,842,405
Venture Leasing, S. de R.L. de C.V.	(1,549,071)	1,119,365
	$24,194,424	$33,310,803

For the year 2016 the company has with transfer pricing study for transactions with related parties where such operations must be comparable to those used in/or arm's-length transactions.

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NOTE 5 – INVENTORIES

The balance of this account is integrated as follows:

	2016	2015
Finished goods	$67,776,881	$47,576,686
Packing material	2,974,084	2,957,997
Production in process	4,401,300	3,409,355
Raw materials	6,216,972	4,163,542
	$81,369,237	$58,107,580

NOTE 6 – MACHINERY AND EQUIPMENT

This item is analysed follows:

	2016	2015
Machinery	$26,233,044	$26,145,344
Leasehold improvements	3,003,934	3,003,934
Molds	5,678,140	5,556,380
Computer equipment and softwere	896,000	872,382
Transport equipment	297,273	297,273
Furniture and office equipment	547,984	474,485
	36,656,375	36,349,798
Depreciations and amortizations	(31,479,370)	(29,774,842)
Total Machinery and equipment	$5,177,005	$6,574,956

The depreciation and amortization methods and the annual rates are stated in note 2g. The charge to results amounted $1,685,901. and $1,727,706. for the periods ended on December 31st, 2016 and 2015 respectively.

Leasehold agreement

The company celebrated a leasehold agreement with Cuauhtemoc Inmobiliaria S.A. de C.V., for the building and facilities where it is located, both plant and administrative offices. This agreement establishes that the term of the leasehold is of mandatory 5 years. This agreement takes place since March 1st, 2017 and ends on February 28th, 2022.

The charge to results amounted $5,037,536. and $5,041,228. for the years ended on December 31st, 2016 and 2015 respectively.

NOTE 7 – OTHER ACCOUNTS PAYABLE

Some items presented in the Balance Sheet are analysed as follows, as of December 31st.

	2016	2015
Accounts payable to suppliers, accrued expenses and other accounts payable:
Suppliers	$42,733,682	$32,736,137
Salaries payable	-	126,384
Sundry creditors	4,253,689	3,714,739
Rated reserves	539,862	239,480
Taxes payable	61,033	11,868
	$47,588,267	$36,828,608

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NOTE 8 – LONG TERM LIABILITIES TO RELATED PARTIES

	2016	2015

CTI Industries

Term promissory note

Flexo Universal, S. de R.L.. de C.V., hereby further promises to pay interest to the order of CTI Industries Corporation on the unpaid principal balance hereof at the Interest Rate (as hereinafter defined). Such interest shall be paid in like money at said office or place from the date hereof, commencing March 31, 2014 and on the first day of each calendar quarter thereafter until the indebtedness evidenced by this Note is paid in full. Interest payable upon and after an Event of Default or termination or non renewal of the Loan Agreement shall be payable upon demand.

For purposes hereof, the term "Interest Rate" shall mean a rate of two and one-half percent (2.5%) per annum ; provided, that, at Payee's option, the Interest Rate shall mean a rate of eight percent (8.0%) per annum upon and after an Event of Default ; the term “Event of Default shall mean the failure of Flexo Universal, S.A. de C.V., to make any payment of principal or interest when due hereunder.

This Note is issued to document amounts due from Flexo Universal, S. de R.L. de C.V., to CTI Industries Corporation as of December 31, 2013, including $68,669 in principal amount due and $502,545 in accrued interest on indebtedness previously due from Flexo Universal, S de R.L. de C.V., to CTI Industries Corporation.	12,661,926	10,400,174

Current portion of long term liabilities	(12,661,926)	(10,400,174)

Loans current account 2014

Undocumented loans current account totaling $ 55.817 US dollars, without interest and agreed term	-	967,856
Current portion of long term liabilities	-	(967,856)

Loans current account 2015

Undocumented loans current account totaling $ 39,000. US dollars, without interest and agreed term	52,510	676,252
Current portion of long term liabilities	52,510	(676,252)

Pablo Gortazar

Loan made by PABLO GORTAZAR to liquidate CTF INTERNATIONAL's financing amounted $980,704 Mexican Pesos.	969,916	980,704

Loan made by PABLO GORTAZAR to liquidate CREDIT UNION's fiancincing amounted $776,070 Mexican pesos, with an interest annual rate LIBOR +.25 points	-	139,077

	13,579,332	13,164,063
Total long term liabilities to related parties	(12,609,416)	(12,044,282)
Total current portion of long term liabilities	$969,916	$1,119,781

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NOTE 9 – POSITION AND TRANSACTION IN FOREING CURRENCY

As of December 31st, 2016 and 2015, the company had rights and (obligations) in foreign currency as follows:

	US Dollars
	2016	2015
Assets	$2,094,585	$2,478,954
Liabilities	(1,785,669)	(2,055,786)

Excess of assets over (liabilities), assets in foreign currency	$308,916	$423,168

Assets where translated and adjusted using the exchange rate $ 20.6194 and $ 17.3398 pesos per US dollar, as of December 31st, 2016 and 2015 respectively. As of march 08 the exchange rate is $19.521 pesos per dollar.

NOTE 10 – DEFERRED ASSETS AND LIABILITIES

In June 3rd, 2016 Flexo Universal, S. de R.L. de C.V., sold a latex machine to Unifin Financiera SAB de CV SOFOM de ENR in $13´793,103.45 MXN pesos plus VAT. It is cost of sales was $7,500,000.00 MXN pesos.

Unifin leases the same machine to Flexo. The term of the leasing agreement is 4 years, becoming effective on July, 2016 and concluding on June, 2020.

The profit generated in this transaction was deferred according to the terms of the leasing agreement in 48 months since June, 2016. Monthly amounts are:

Income	$287,356.32
Cost of sale	$156,250.00
Profit	$131,106.32

During 2016 were booked 7 months and balance as of December is:

	Income deferred	Cost deferred	Profit deferred

Initial balance	13,793,103.45	7,500,000.00	6,293,103.45
P&L 2016	2,011,494.25	1,093,750.00	917,744.25
Final balance	11,781,609.20	6,406,250.00	5,375,359.20

NOTE 11 – CONTRIBUTED CAPITAL

The company’s capital stock integrated as follows as of December 31st, 2016 and 2015:

	2016	2015
Fixed capital stock	$50,000	$50,000
Variable capital stock	47,360,945	47,360,945

Total capital stock	$47,410,945	$47,410,945

The company’s capital stock is variable, with a fixed minimum of $50,000 without the possibility of retirement. The variable part has not limit.

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Until August 31, 2015, the share capital was represented by common, nominative shares since the transformation of society in a Limited Liability Company with Variable Capital (1 September 2015). The capital is represented by Social Parties integrated and valued as follows:

Social Parties
Class I		Class II
Number of parts	Value	Number of parts	Value

1	$49,999	1	$47,278,870
1	1	1	61,154
		1	20,921
2	$50,000	3	$47,360,945

NOTE 12 – EARNED (LOSS) SURPLUS:

Legal reserve

According to the General Law of Mercantile Societies, 5% of the fiscal year’s net profits should be kept to form the legal reserve until it reaches 20% of the capital stock. The legal reserve may be capitalized but not distributed unless the society is dissolved, and must be replenished when it decreases for any reason.

NOTE 13 – CONTINGENCIES:

Transfer pricing. - For related party transactions, tax differences could arise if the tax authority when reviewing such operations considers that the prices and amounts used by the company are not comparable to those used with or between independent parties in comparable operations.

Review by the tax authorities.- According to current tax legislation, the authorities are entitled to examine up to five fiscal years prior to the last income tax return submitted.

NOTE 14- INCOME TAX (IT), CORPORATE FLAT TAX RATE (IETU) AND EMPLOYEES PROFIT SHARING (PTU):

Cost (benefit) of the tax applied to result is integrated as follows:

	2016	2015
ISR payable	$6,062,120	$6,697,612
Deferred ISR	396,567	-172,813
Net	$6,458,687	$6,524,799

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a.	IT

The main differences between the accounting profit and the tax result are:

	2016	2015
Net (Loss) profit	$6,191,227	$17,424,615
Plus (minus)
Excess of accounting depreciation net over the fiscal depreciation	584,886	-1,340,351
Excess of accounting deductions net over the fiscal deductions	13,430,955	6,621,999
Fiscal (loss) profit	20,207,068	22,706,263
Minus employee profit sharing (PTU) paid in 2015 and 2014	-	-380,890
Tax basis to IT	20,207,068	22,325,373
Rate	0.30	0.30
IT payable (ISR)	$6,062,120	$6,697,612

As December 31st, 2016 and 2015 temporary differences and fiscal losses carry forward recognized by the company on the deferred IT calculations are:

	2016	2015
Year effect calculation:
Deferred expenses	$7,863,805	$355,025
Guarranty deposits	3,620,690	-
Net machinary and equipment	(876,337)	-
Deferred liabilities	(11,781,609)	-
Liabilities	(62,641)	(2,913,009)
Base	(1,236,092)	(2,557,984)
Tax Rate	0.30	0.30
	(370,829)	(767,395)
Recognized	(767,395)	(594,582)
Complement	$396,567	(172,813)

NOTE 15 - NEW ACCOUNTING PRONOUNCEMENTS.

The Mexican Council for Research and Development of Financial Reporting Standards (CINIF), an independent body in charge of the development of the Mexican Accounting Standards, has made public the submission of the following FRS (Financial Reporting Standards) listed below:

Standards and Interpretation of Standards 2017

•	Improvements to FRS 2017

Standards on following years

•	B-17, Fair value determination
•	C-10, Derivative financial instruments and hedge relationships

These FRS, will become effective on January 1°, 2018, allowing its advanced application in the terms established in each FRS.

Is important to note that the use of FRS increases the quality of the financial information contained in the financial statements, thus ensuring their greater acceptance, not only nationally, but also internationally.

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NOTE 16 -.APPROVAL OF THE ISSUANCE OF THE FINANCIAL STATEMENTS.

The financial statements were authorized for issue, by Pablo Gortazar de Oyarzabal, General Manager and Legal Representative, and subject to the approval of the general assembly of partners of the Company who may decide its modification in accordance with the provisions of the General Law of Commercial Societies.

The accompanying explanatory notes are an integral part of the financial statements.

Flexo Universal, S. de R.L. de C.V.

/s/ Pablo Gortazar de Oyarzabal
Lic. Pablo Gortazar de Oyarzabal
Legal Representative

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